Exhibit 99.1
November 3, 2026

Prudential Financial, Inc. Announces
Third Quarter 2026 Results

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported third quarter 2026 results.

•Net income attributable to Prudential Financial, Inc. of $1.388 billion or $3.96 per Common share versus net income of $1.431 billion or $4.01 per share for the year-ago quarter.
•After-tax adjusted operating income of $1.321 billion or $3.77 per Common share versus $1.444 billion or $4.05 per share for the year-ago quarter.
•Lower earnings in Japan related to the sales suspension in Prudential of Japan more than offset solid fundamentals in PGIM and our U.S. Businesses.
•Book value per Common share of $84.88 versus $90.69 per share for the year-ago quarter; adjusted book value per Common share of $102.39 versus $99.25 per share for the year-ago quarter.
•Parent company highly liquid assets(1) of $4.0 billion versus $3.9 billion for the year-ago quarter.
•Assets under management(2) of $1.616 trillion versus $1.612 trillion for the year-ago quarter.
•Capital returned to shareholders totaled $741 million, including $250 million of share repurchases and $491 million of dividends, versus $731 million of capital returned to shareholders in the year-ago quarter. Dividends paid in the third quarter were $1.40 per Common share, representing a yield on adjusted book value of over 5%.

“Our third quarter results demonstrate the discipline and consistency with which we are executing across Prudential,” said Andy Sullivan, Chairman and Chief Executive Officer of Prudential Financial. "We took an important step forward in narrowing our geographic footprint, announcing the sales of Prudential of Brazil, Prudential of Mexico, and our South Africa insurance business, and closing the sales of our businesses in Indonesia and Kenya.

At the same time, PGIM delivered another quarter of earnings growth and sustained strong momentum in private assets. Third-party net flows reached their highest level in 10 quarters, with positive contributions from both institutional and retail clients. The results of our U.S. businesses reflected the benefit of the focused actions we are taking to strengthen our competitive position, including retail annuity sales reaching their highest quarterly level since 2013. While the Prudential of Japan sales suspension remained a headwind, our broader Japan franchise continued to demonstrate resilience. Together, these outcomes strengthen our conviction in our strategy and our ability to deliver long-term value."
OVERVIEW
Net income attributable to Prudential Financial, Inc. ("Prudential" or the "Company") was $1.388 billion ($3.96 per Common share) for the third quarter of 2026, compared to net income of $1.431 billion ($4.01 per Common share) for the third quarter of 2025. After-tax adjusted operating income was $1.321 billion ($3.77 per Common share) for the third quarter of 2026, compared to $1.444 billion ($4.05 per Common share) for the third quarter of 2025.
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Prudential Financial, Inc. Third Quarter 2026 Earnings Release	Page 2

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. A discussion of these measures, including definitions thereof, how they are useful to investors, and certain limitations thereof, is included later in this release under “Non-GAAP Measures,” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.(3)
RESULTS OF ONGOING OPERATIONS
Prudential's ongoing operations include PGIM, U.S. Businesses, Japan Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $263 million for the third quarter of 2026, up from $244 million in the year-ago quarter. This increase primarily reflects lower expenses due to the absence of a reorganization charge in the prior year and higher asset management fees, partially offset by lower other related revenues, mainly driven by lower seed and co-investment earnings and agency earnings due to higher interest rates.
PGIM assets under management of $1.465 trillion were essentially unchanged from the year-ago quarter. Total net inflows in the quarter of $7.4 billion reflected third-party net inflows of $9.0 billion, partially offset by affiliated net outflows of $1.6 billion. Third-party institutional net inflows of $7.7 billion and third-party retail net inflows of $1.3 billion were primarily driven by public credit inflows, partially offset by public equity outflows, reflecting the ongoing industry trend away from active equities.
U.S. Businesses
U.S. Businesses, which includes the Company's Retirement, Group Insurance, Individual Life, and U.S. Legacy Products segments, reported adjusted operating income of $1.173 billion for the third quarter of 2026, down from $1.188 billion in the year-ago quarter. The year-over-year decrease primarily reflects higher variable expenses to support continued business growth, lower joint venture earnings, and lower fee income resulting from the continued run-off of the traditional variable annuity block, partially offset by higher net investment spread results and more favorable underwriting results.
Retirement:
•In connection with the segment reporting changes announced on October 15, 2026, the results of the Company’s indirect 40% ownership interest in Administradora de Fondos de Pensiones Habitat S.A., previously included within the International Businesses’ segment results, are now included within the Retirement segment results, reflecting the retirement-focused nature of this business.

•Reported adjusted operating income of $620 million in the quarter, down from $637 million in the year-ago quarter. The year-over-year decrease primarily reflects higher variable expenses, driven by continued business growth, lower joint venture earnings, and less favorable underwriting results, driven by less favorable mortality and run-off in our PRT block, partially offset by higher net investment spread results, driven by continued business growth.

•Net account values of $364 billion increased 3% from the year-ago quarter, reflecting the benefits of equity market appreciation and interest credited.

•Total sales in the quarter of $8.2 billion included $3.9 billion of retail annuity sales, reflecting record Registered Index-Linked Annuities sales, driven by continued strong momentum.
Group Insurance:
•Reported adjusted operating income of $101 million in the quarter, up from $90 million in the year-ago quarter. The year-over-year increase primarily reflects higher life underwriting results and continued growth in our supplemental health offering. This increase was partially offset by higher expenses to support continued business growth.

•Year-to-date sales of $682 million increased 23% from the prior year period, driven by continued momentum in the Premier segment which remains a strategic focus.
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Prudential Financial, Inc. Third Quarter 2026 Earnings Release	Page 3
Individual Life:
•Reported adjusted operating income of $199 million in the quarter, up from $153 million in the year-ago quarter. The year-over-year increase primarily reflects more favorable underwriting results, driven by a reserve refinement in the current quarter, and higher net investment spread results.

•Third quarter sales of $230 million decreased 7% from the year-ago quarter, primarily driven by typical fluctuations in large case sales.
U.S. Legacy Products:
•Reported adjusted operating income of $253 million in the quarter, down from $308 million in the year-ago quarter. The year-over-year decrease primarily reflects lower net fee income resulting from the continued run-off of the traditional variable annuity block, partially offset by equity market appreciation, and less favorable underwriting results related to the guaranteed universal life block.
•Net legacy annuities account values of $72 billion decreased 12% from the year-ago quarter, driven by net outflows from the continued run-off of the block, partially offset by equity market appreciation.
Japan Businesses
In connection with the segment reporting changes announced on October 15, 2026, the former International Businesses segment has been renamed "Japan Businesses" and no longer includes the operating results of emerging market businesses, including the Company's Brazil and Mexico operations, or the results of the Company’s indirect 40% ownership interest in Administradora de Fondos de Pensiones Habitat S.A.
Japan Businesses reported adjusted operating income of $559 million for the third quarter, down compared to $750 million in the year-ago quarter. The year-over-year decrease primarily reflects the impact of the Prudential of Japan sales suspension, including higher expenses and less favorable underwriting results, as well as lower net investment spread results.
Constant dollar basis sales(4) of $291 million in the quarter decreased 36% from the year-ago quarter, primarily driven by the Prudential of Japan sales suspension.
Corporate & Other
In connection with the segment reporting changes announced on October 15, 2026, the operating results of the emerging market businesses, including the Company's Brazil and Mexico operations, are reflected in Divested and Run-off Businesses included within Corporate and Other operations.
Corporate & Other reported a loss, on an adjusted operating income basis, of $349 million for the third quarter of 2026, essentially unchanged compared to a loss of $353 million in the year-ago quarter.
NET INCOME
Net income of $1.388 billion in the quarter included $368 million of pre-tax net realized investment losses and related charges and adjustments, including $184 million of pre-tax net credit-related losses, $32 million of pre-tax losses related to the net change in value of market risk benefits, $295 million of pre-tax earnings from divested and run-off businesses, and $104 million of pre-tax gains related to market experience updates.
Net income of $1.431 billion in the year-ago quarter included $538 million of pre-tax net realized investment losses and related charges and adjustments, including $114 million of pre-tax net credit-related losses, $36 million of pre-tax losses related to market experience updates, $324 million of pre-tax gains related to the net change in value of market risk benefits, and $199 million of pre-tax earnings from divested and run-off businesses.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management team will host a conference call on Wednesday, November 4, 2026, at 11:00 a.m. ET to review these results. The call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes prior to the start of the call in the event necessary software needs to be downloaded. Institutional investors, analysts, and other interested parties are invited to listen to the call by dialing one of the following numbers: (877) 407-8293 (domestic) or (201) 689-8349 (international). A replay will also be available on the Investor Relations website through November 18. To access a replay via phone starting at 3:00 p.m. ET on November 4 through November 18, dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and use replay code 13763033.

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Prudential Financial, Inc. Third Quarter 2026 Earnings Release	Page 4

FORWARD-LOOKING STATEMENTS
Certain of the statements included in this release, including those regarding our strategy and prospects for future performance, our ongoing efforts to build a simpler, more focused company and strengthen our competitive position, and our strategy and ability to deliver long-term value, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall” and words that express a degree of confidence in a potential outcome, or variations of such words, are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements include, among others, losses on investments or financial contracts due to deterioration in credit quality or value, or counterparty default; losses on insurance products due to mortality experience, and morbidity experience or policyholder behavior experience that differs significantly from our expectations when we price our products. Additional factors and uncertainties that could cause actual results to differ can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
NON-GAAP MEASURES
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at investor.prudential.com.

Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net, and related charges and adjustments”. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as capital and other factors.

Realized investment gains (losses) within certain businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments, are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-
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Prudential Financial, Inc. Third Quarter 2026 Earnings Release	Page 5
liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, adjusted operating income excludes the impact of annual assumption updates and other refinements included in the above items.

Adjusted operating income excludes “Change in value of market risk benefits, net of related hedging gains (losses)”, which reflects the impact from changes in current market conditions, and market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations, and discontinued operations and earnings attributable to noncontrolling interests and redeemable noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, and goodwill impairments. "Earnings attributable to noncontrolling interests and redeemable noncontrolling interests" is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted operating income does not equate to “Net income” as determined in accordance with U.S. GAAP. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative change in fair value of funds withheld embedded derivatives, and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.
FOOTNOTES
(1)Highly liquid assets predominantly include cash, short-term investments, U.S. Treasury securities, obligations of other U.S. government authorities and agencies, and/or foreign government bonds. For more information about highly liquid assets, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(2)For more information about assets under management, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Segment Measures” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(3)While not a traditional U.S. GAAP measure, adjusted operating income is the Company's segment performance measure, which is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standards Codification (ASC) 280 - Segment Reporting. Where presented by segment, we have provided a reconciliation to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(4)For more information about constant dollar basis sales, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations by Segment – Japan Businesses” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

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Prudential Financial, Inc. Third Quarter 2026 Earnings Release	Page 6

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.6 trillion in assets under management as of September 30, 2026, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for over 150 years. For more information, please visit news.prudential.com.

MEDIA CONTACT: Ashley Pope, ashley.pope@prudential.com

INVESTOR RELATIONS CONTACT: Tina Madon, investor.relations@prudential.com

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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Adjusted operating income (loss) before income taxes (1):
PGIM	$263	$244	$747	$629
U.S. Businesses	1,173	1,188	3,148	3,126
Japan Businesses	559	750	1,943	2,157
Corporate and Other	(349)	(353)	(1,031)	(1,129)
Total adjusted operating income (loss) before income taxes	$1,646	$1,829	$4,807	$4,783
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$(368)	$(538)	$(1,601)	$(1,203)
Change in value of market risk benefits, net of related hedging gains (losses)	(32)	324	(398)	(453)
Market experience updates	104	(36)	99	45
Divested and Run-off Businesses:
Closed Block division	16	10	(7)	(30)
Other Divested and Run-off Businesses	279	189	692	266
Equity in earnings of joint ventures and other operating entities and earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(5)	5	(37)	8
Other adjustments (2)	1	(1)	(3)	26
Total reconciling items, before income taxes	(5)	(47)	(1,255)	(1,341)
Income (loss) before income taxes and equity in earnings of joint ventures and other operating entities	$1,641	$1,782	$3,552	$3,442
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$1,388	$1,431	$2,970	$2,671
Income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	17	52	77	120
Net income (loss)	1,405	1,483	3,047	2,791
Less: Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	17	52	77	120
Income (loss) attributable to Prudential Financial, Inc.	1,388	1,431	2,970	2,671
Less: Equity in earnings of joint ventures and other operating entities, net of taxes and earnings attributable to noncontrolling interests and redeemable noncontrolling interests	4	31	22	13
Income (loss) (after-tax) before equity in earnings of joint ventures and other operating entities	1,384	1,400	2,948	2,658
Less: Total reconciling items, before income taxes	(5)	(47)	(1,255)	(1,341)
Less: Income taxes, not applicable to adjusted operating income (loss)	(68)	(3)	(358)	(235)
Total reconciling items, after income taxes	63	(44)	(897)	(1,106)
After-tax adjusted operating income (loss) (1)	1,321	1,444	3,845	3,764
Income taxes, applicable to adjusted operating income	325	385	962	1,019
Adjusted operating income (loss) before income taxes (1)	$1,646	$1,829	$4,807	$4,783

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Earnings per share of Common Stock:
Net income (loss) attributable to Prudential Financial, Inc.	$3.96	$4.01	$8.43	$7.44
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1.06)	(1.52)	(4.60)	(3.39)
Change in value of market risk benefits, net of related hedging gains (losses)	(0.09)	0.92	(1.14)	(1.28)
Market experience updates	0.30	(0.10)	0.28	0.13
Divested and Run-off Businesses:
Closed Block division	0.05	0.03	(0.02)	(0.08)
Other Divested and Run-off Businesses	0.81	0.54	1.99	0.75
Difference in earnings allocated to participating unvested share-based payment awards	—	—	0.03	0.03
Other adjustments (2)	—	—	(0.01)	0.07
Total reconciling items, before income taxes	0.01	(0.13)	(3.47)	(3.77)
Less: Income taxes, not applicable to adjusted operating income (loss)	(0.18)	(0.09)	(0.99)	(0.72)
Total reconciling items, after income taxes	0.19	(0.04)	(2.48)	(3.05)
After-tax adjusted operating income (loss)	$3.77	$4.05	$10.91	$10.49
Weighted average number of outstanding common shares - basic	344.5	351.1	346.2	352.8
Weighted average number of outstanding common shares - diluted	346.4	353.0	348.0	354.7
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$1,388	$1,431	$2,970	$2,671
Less: Earnings allocated to participating unvested share-based payment awards	16	15	37	31
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$1,372	$1,416	$2,933	$2,640
After-tax adjusted operating income (loss) (1)	$1,321	$1,444	$3,845	$3,764
Less: Earnings allocated to participating unvested share-based payment awards	16	15	48	43
After-tax adjusted operating income (loss) for earnings per share of Common Stock calculation (1)	$1,305	$1,429	$3,797	$3,721
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$29,512	$32,094
Less: Accumulated other comprehensive income (AOCI)	(6,854)	(3,175)
GAAP book value excluding AOCI	36,366	35,269
Less: Cumulative change in fair value of funds withheld embedded derivatives	335	(47)
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains (losses)	429	192
Adjusted book value	$35,602	$35,124
End of period number of common shares - diluted	347.7	353.9
GAAP book value per common share - diluted	$84.88	$90.69
GAAP book value excluding AOCI per share - diluted	$104.59	$99.66
Adjusted book value per common share - diluted	$102.39	$99.25

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period) :
Institutional customers - Third Party	$654.1	$654.9
Retail customers - Third Party	282.4	265.2
Affiliated	528.5	549.9
Total PGIM	$1,465.0	$1,470.0
Institutional Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$29.8	$18.8	$76.8	$64.7
Net additions (withdrawals), excluding realizations, distributions and money market	$7.7	$0.3	$12.4	$10.5
Retail Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$20.9	$16.2	$62.4	$49.9
Net additions (withdrawals), excluding money market	$1.3	$0.3	$3.0	$(2.7)
Affiliated - Assets Under Management (in billions):
Gross additions, excluding money market	$15.6	$15.8	$50.6	$56.2
Net additions (withdrawals), excluding realizations, distributions and money market	$(1.6)	$1.8	$(6.5)	$2.3
U.S. Businesses:
Retirement:
Gross sales and additions (3)	$8,194	$9,730	$22,410	$32,243
Net sales and additions (withdrawals)	$(976)	$2,507	$(1,444)	$11,540
Total account value at end of period, net	$363,657	$353,156
Group Insurance:
Annualized New Business Premiums (4):
Group life	$47	$36	$275	$296
Group disability	36	42	407	259
Total	$83	$78	$682	$555
Individual Life:
Annualized New Business Premiums (4):
Term life	$41	$37	$121	$108
Universal life	26	24	63	60
Variable life	163	186	534	500
Total	$230	$247	$718	$668
U.S. Legacy Products:
Total annuities account value at end of period, net (5)	$71,820	$81,719
Total guaranteed universal life policyholder account balance, net (6)	$5,640	$5,643
Japan Businesses:
Japan Businesses:
Annualized New Business Premiums (4)(7):
Actual exchange rate basis	$287	$453	$873	$1,384
Constant exchange rate basis	$291	$454	$888	$1,387

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	September 30,
	2026	2025
Assets and Assets Under Management and Administration:
Total assets	$771.4	$776.3
Assets under management (at fair market value):
PGIM	$1,465.0	$1,470.0
U.S. Businesses	121.1	115.9
Japan Businesses	17.7	15.6
Corporate and Other	12.4	10.5
Total assets under management	1,616.2	1,612.0
Assets under administration	191.5	194.6
Total assets under management and administration	$1,807.7	$1,806.6

(1)	Adjusted operating income is a non-GAAP measure of performance. See "Non-GAAP Measures" within the earnings release for additional information.

(2)	Represents adjustments not included in the above reconciling items, including certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods.

(3)	Represents retail annuities, longevity reinsurance, fee-based stable value, pension risk transfer, spread-based stable value, structured settlements and funding agreement-backed notes.

(4)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company’s domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(5)	Represents discontinued annuities, guaranteed living benefits, alliance deposits and supplementary contracts.

(6)	Includes fixed rate funds and deferred revenues on guaranteed universal life products.

(7)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 147 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.